Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 19, 2013 (which expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern), relating to the financial statements of Bay Bridge Food and Produce Company (A Development Stage Company) and to the reference of our Firm under the caption “Experts” in the Registration Statement.

/s/GHP HORWATH, P.C.

Denver, Colorado

October 10, 2013